Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-38858 and 333-67297) of AXT, Inc. of our report dated February 1, 2006, relating to the consolidated financial statements as of December 31, 2005 and 2004 and for each of the two years in the period ended December 31, 2005, which appears in this Form 10-K.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
March 30, 2006